Exhibit 10.7

STOCK REDEMPTION AGREEMENT
AND MUTUAL RELEASE

This Stock Redemption Agreement and Mutual Release (this "Agreement") is made and entered into effective January 1, 2009, by and between Trellis Earth Products, Inc., an Oregon corporation ("Company"), and Ernest G. Bootsma ("Seller").

Recitals:

Seller is the owner of 2.400,000 shares of the common stock of Company ("Common Stock") represented by stock certificate number 2. Company desires to redeem and repurchase from Seller 2,000,000 shares of Common Stock. Seller is willing to sell such shares to Company on the terms, conditions and restrictions set forth in this Agreement.

Agreement:

Now, Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

Purchase of Shares. Seller agrees to sell to Company and Company agrees to purchase from Seller 2,000,000 shares of Common Stock (the 'Redeemed Shares"). Seller shall initially retain 200,000 shares of the Redeemed Shares as security for payment of the Note (defined below), plus Seller's other remaining 400,000 shares of Common Stock. Company shall issue two new stock certificates, one representing the 200,000 shares of the Redeemed Shares, and one representing the other 400,000 shares. Company shall deliver the stock certificates. Upon repayment of the Note, the 200,000 shares of the Redeemed Shares shall be returned to Company as treasury stock.

2. Purchase of Shares. The aggregate purchase price for the Redeemed Shares is $100,000.00, which is $0.05 per share (the "Purchase Price"). The Purchase Price shall be paid to Seller as follows:

 2.1 Payment. The Purchase Price shall be paid pursuant to the terms and conditions of a promissory note (the "Note"). The Note shall be executed and delivered to Seller at the same time as execution of this Agreement.

2.2              Terms and Conditions. The Note shall have, in part, the following terms and conditions:

(a)              Interest. The Note shall bear interest from and including the date of this Agreement at the rate of five percent per annum, based upon a 360-day year, based upon the actual days elapsed, Interest shall accrue until such time as the Note is paid in full.

(b)             Maturity.  The Note shall mature and be due and payable upon the earlier of the following:

(1)          The date that is five years after the date of this Agreement;

(2)          The sale, conveyance or disposal of all or substantially all of Company's property or business, or Company's merger with or into or consolidation with any other corporation, or if Company effects any other transaction or series of related transactions in which more than 50 percent of the voting stock of Company is transferred, sold, or disposed of and Company is not the survivor in such transaction or series of transactions;

(3)          The liquidation, dissolution or indefinite cessation of the business operations of Company;

(4)          The execution by Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property or assets of Company; or

(5)          A firm commitment for an underwritten public offering by Company of shares of its Common Stock.

(c)         Prepayment. Company shall have the right to prepay the Note, or any part thereof, at any time without penalty.

3.          Representations and Warranties.

3.1          Seller. Seller hereby represents and warrants to Company:

(a) Ownership of Stock. Seller has good, absolute, and marketable title to all the Redeemed Shares, free and clear of all liens, claims, equities, encumbrances and restrictions of every kind, and has full, complete and unrestricted legal right, power and authority to assign, transfer and deliver the Redeemed Shares pursuant to this Agreement; and the delivery of the Redeemed Shares to Company will vest in Company good, absolute, and marketable title, free and clear of all liens, claims, encumbrances, community rights and restrictions of every kind.

3.2          Company. Company hereby represents and warrants to Seller:

(a)         Organization. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to carry on its business. Upon the date of this Agreement, the officers and directors of Company are: William Collins, Chairman, Director, CEO and Secretary, Clayton Oswald, President, and they constitute all the officers and directors of Company (collectively referred to as the "Shareholders").

(b)         Corporate Action. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Note and any and all other documents, instruments or agreements entered into in connection with this Agreement and the redemption of the Redeemed Shares (collectively, the "Transaction Documents"), and the performance of all obligations of Company under the Transaction Documents, has been taken. The Transaction Documents, when executed and delivered by Company, shall constitute valid and legally binding obligations of Company, enforceable against Company in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)         Capitalization. As of the date of this Agreement, the capitalization of Company consists of the Common Stock, seed series preferred stock, options, warrants, and all other securities or rights to acquire securities of Company set forth in attached Exhibit A. Except as set forth in attached Exhibit A, there are no outstanding shares of Common Stock, seed series preferred stock, options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements for the purchase or acquisition from Company of any shares of its capital stock.

(d)         Litigation. There is no action, suit, proceeding or investigation pending or, to Company's knowledge, currently threatened against Company.

(e)         Financial Statements. The balance sheet, income statement and all other financial statements of Company dated as of December 31, 2008, and all interim statements created since that date (the "Financial Statements"), have been provided to Seller, and fairly present the financial position of Company as of their respective dates, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of Company.

(f)         No Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business since the dates of the Financial Statements, neither Company nor Shareholders is aware of any claims that any of the property of Company is subject to any material liability or obligation that was required to be included or adequately reserved against in the Financial Statements.

(g)         Compliance with Laws. Company is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to them, the enforcement of which, if Company were not in compliance therewith, would have a materially adverse effect on the business of Company taken as a whole. Neither Company nor Shareholders have received any notice of any asserted present or past failure by Company to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

4. Covenants. Company shall provide financial data to Seller in normal course of shareholder communications and will not withhold information from Seller that is provided to other shareholders.

5. Mutual Release of Claims.

5.1 Seller. Seller, on his own behalf mid on behalf of his dependents, assigns, and executors, releases and discharges Company, Company's current and former directors, officers, shareholders, partners, members, agents, employees, attorneys, insurers, related corporations, successors and assigns (collectively referred to as the "Released Parties"), from any and all claims and defenses of any kind whatsoever that Seller may have against the Released Parties arising prior to the date of this Agreement. These claims and defenses released include without limitation those that are now certain and known, as well as those that are uncertain or unknown. Without limitation, Seller releases the Released Parties from any claim whatsoever he may have for attorney fees. Seller expressly waives and releases any claim for unpaid wages, including without limitation, for any unpaid salary pursuant to any promise or contract that may have existed during any employment with Company. Seller does not release any claim he may have for breach of the Transaction Documents.

5.2 Company and Shareholders. Company and Shareholders release and discharge Seller from any and all claims and defenses of any kind whatsoever that Company or Shareholders may have against Seller arising prior to the date of this Agreement. These claims and defenses released include without limitation those that are now certain and known, as well as those that are uncertain or unknown. These claims and defenses released include, but are not limited to, those under any federal, state, or local statute, code, or ordinance; common law; contract law; and tort law, whether negligence-based or intentional, or relative to any duty or alleged duty that was owed by Seller to Company or Shareholders. Without limitation, Company releases Seller from any claim it may have for attorney fees whatsoever. Company does not release any claim it may have for breach of the Transaction Documents.

5.3 Not File Suit. Company, Shareholders, and Seller agree that they will not at any time file or otherwise submit any charge, claim, complaint, or action to any association, governing body, court, or judicial forum (nor will they permit any person, group of persons, or organization to take such action on their behalf), against the other including, without limitation, Company, Shareholders, and/or Seller and any of their successors, assigns, subsidiaries, affiliates, representatives, officers, members, managers, agents, employees, or anyone acting on their behalf; arising out of any actions or non-actions on the part of Company, Shareholders, and/or Seller.

6.       Computer. Company purchased for Seller an HP Pavilion laptop, serial number CNF73959VH, together with certain software, documentation, manuals, and warranties ("Computer"). In consideration of the mutual promises and covenants contained in this Agreement, Company hereby assigns, transfers and conveys such Computer to Seller, free and clear of all liens and encumbrances.

7.       Confidentiality. The parties agree that they will not publicize their execution of the Transaction Documents either directly or indirectly, either in specific or as to general content, to either the public generally, to any employee of Company, or to any other person or entity, except as they might be lawfully compelled to give testimony by a court of competent jurisdiction or as otherwise agreed by the parties. Any such publication shall be considered a material breach of the Agreement and shall subject the breaching party to liability for damages.

8.       Non-disparagement. The parties will not make any malicious, disparaging or false remarks about each other. The parties further agree to refrain from making any negative statements regarding each other to any third parties or any statements, which could be construed as having or causing a diminishing effect on each others' reputation, goodwill or business.

9.       No Admissions. The parties agree that nothing in the Transaction Documents is an admission by any party of any wrongdoing, either in violation of any applicable law or otherwise, and that nothing in the Transaction Documents is to be construed as such by any person.

10.    Miscellaneous.

10.1 Further Documents. Each of the parties hereby agree to execute and deliver any and all said instruments or documents and to take any further action which may be or become necessary or appropriate to give effect to the terms of this Agreement.

10.2 Timeliness. Time is of the essence of this Agreement.

10.3 Notice. Any notice required or permitted to be given under this Agreement shall be given in writing, by mailing as first class mail, certified, return receipt requested, to Company and to Seller and Company at the following address:

Company:                          Trellis Earth Products, Inc.
13315 NE Airport Way, Suite 800
Portland, Oregon 97230

Seller:                                Ernest G. Bootsma
14611 NW Applegate Lane
Portland, Oregon 97229-1897

10.4 Waiver. The waiver by Seller of any breach or default of Company or Shareholders under this Agreement or the failure to exercise any right, power or remedy occurring to Seller shall not operate or be construed as a waiver of any subsequent breach or default by Company or Shareholders.

10.5 Entire Agreement. The transaction Documents constitute the entire agreement among the parties and fully supersede any and all prior understandings or agreements, written or oral, between them on the subject. The Transaction Documents may not be changed orally, but only by an agreement in writing signed by all parties.

10.6 Binding Effect. This Agreement is legally effective and binding, both upon the parties and upon their respective estates, heirs, legal representatives, successors and permitted assigns.

10.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon, without regard to conflict of law provisions, The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be in the courts located in Multnomah County, Oregon.

10.8 Severability of Agreement. The parties intend that this be a binding and enforceable agreement. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

10.9 Attorney Fees,. In the event either party breaches its obligations under this Agreement or any of the Transaction Documents, the non-breaching party shall be entitled to all costs and expenses incurred, including reasonable attorney fees, as a result of the breach in the event that a legal judgment favors the non-breaching party. Full and final fees payable to prevailing party shall not exceed $10,000.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all of the parties are not signatory to the original or the same counterpart. The parties agree that facsimile and digital signatures shall be sufficient to bind them.

10.11 Counsel. Each of the parties to this Agreement acknowledges that each has been advised and has had the opportunity to consult with independent counsel.

In Witness Whereof, the parties have executed this Agreement effective the day and year first above written.

Company:	Seller:
TRELLIS EARTH PRODUCTS, INC.
An Oregon corporation

/s/ William Collins	/s/ Ernest G. Bootsma
William Collins, CEO	Ernest G. Bootsma

This Agreement indicates that the Shareholders make certain mutual releases and certain mutual releases and certain representations.  The Shareholders hereby agree to be bound by the terms and conditions of this Agreement.

/s/ William Collins
William Collins	Clayton Oswald

EXHIBIT A

CAPITALIZA'T'ION TABLE

5,600,000	Collins	William	Portland	Oregon
600,000	Bootsma	Ernest	Portland	Oregon
250,000	Biesi	Chad E.	Portland	Oregon
250,000	Chen	Monica	Hillsboro	Oregon
25,000	McMartin	Lawrence K.	Salem	Oregon
25,000	Weichert	Scott A.	Grants Pass	Oregon
250,000	Oswald	Clayton	West Linn	Oregon
75,000	Wood	Thomas	Hood River	Oregon
25,000	McCartia	Lawrence K.	Salem	Oregon
25,000	Weichert	Scott A.	Grants Pass	Oregon
50,000	Ballinger	Erika	Lake Oswego	Oregon
15,000	Hawk	Lawrence	Portland	Oregon
10,000	Li	Tina	Jupiter	Florida
15,000	Miller	Todd	Portland	Oregon
10,000	Dreyer	Josh	Milwaulcie	Oregon
25,000	Nelson	John	Baton Rouge	LA
100,000	Gamer	mimic	Grants Pass	Oregon
10,000	Barney	Erin	Troutdale	Oregon
1,000	Hernandez	Leo Flores	Happy Valley	Oregon

Cert No.	No. of shares	Issuance date	Last name	First Name
1	50,000	5/27/2007	Sproull	William P.
2	20,000	5/30/2007	Van Guilk	Joe
3	20,000	5/30/2007	Senders	Steven L
4	50,000	5/31/200'7	Rojeski	Richard S
5	100,000	5/31/2007	Paik	Swan
7	10,000	6/1/2007	Weaver	Anne C
6	2(1.000	6/1/2007	Bosch	Paul M
8	20,000	6/4/2007	Tiegs	Paul Edward
9	50,000	6/15/2007	Peters	Alan C
10	20,000	7/9/2007	McGuirk	Dustin T
13	80,000	9/14/2007	Barth)	Christopher
11	20,000	9/21/2007	Sands	Carol

To be reduced upon return csf200,000 Shares held as security fur payment of Promissory Note

12	20,000	9/21/2007	Sands	David C.
14	50.000	9/27/2007	Sands	Allen
15	40,000	9/27/2007	Cai	Juntao
				East Meet West
17	20,000	10/9/2007		Investment
16	32,000	10/9/2007		L.21-1 LLC
18	10,000	10/9/2007	Smith	Thomas J
19	20,000	10/16/2007	Neshat	Mikhel 0
20	20,000	10/16/2007	Collins	Jason Patrick
21	40,000	10131/2007	Roberts	Ware
22			CANCELLED
23	110,000	10/31/2007	Sands	Allen
24	10,000	10/31/2007	Smith	Thomas
				East Meet West
25	29,000	11/9/2007		Investment
26	10,000			McCrannRE LLC
28	50,000	5/7/2007	Tiegs	Paul Edward
29	50,000	10/14/2008	Jenquin	Marc & Carol
	971,000	Total Preferred